NEWS RELEASE                      EXHIBIT 99.1


Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

                         GATEWAY ENERGY REPORTS POSITIVE
                      THIRD QUARTER 2007 FINANCIAL RESULTS




HOUSTON, TEXAS, November 13, 2007. Gateway Energy Corporation (OTC BB: GNRG) today announced financial results for the third quarter of 2007. The Company reported net income of $137,776, or $0.01 per basic and diluted share on revenues of $2.95 million compared to a net loss of $(16,859) on revenues of $1.97 million in the third quarter of 2006. For the nine months ended September 30, 2007, the Company posted net income of $1,971,303, or $0.11 per share, compared to net income of $60,286, or $0.00 per share, for the same period of 2006. Net income for the nine months ended September 30, 2007 included a gain of $1.2 million generated from the sale of Fort Cobb Fuel Authority, L.L.C.


Income from continuing operations in the third quarter of 2007 was $152,988 versus $135,538 in the same quarter of 2006. The increase in operating income was largely due to the acquisition of the Gulfshore Midstream pipeline assets, which contributed $190,000 for two months during the quarter. This increase was offset by increased consulting fees for Sarbanes-Oxley compliance and employee recruitment, and increased investor relations expenses.


Income from continuing operations for the nine months ended September 30, 2007 was $627,501 compared to $537,690 during the same period in 2006. The increase in income was largely due to the above mentioned Gulfshore Midstream pipeline acquisition, offset by increased investor relations and legal fees. In 2006, legal fees were reduced by $144,000 due to a negotiated reduction in accrued legal fees recorded as expense in prior periods.


Robert Panico, President and Chief Executive Officer commented, "During the third quarter of 2007, Gateway capitalized upon the success of its recent acquisition of Gulfshore Midstream Pipelines. Pipeline revenues from these assets have increased each month since the acquisition. With this development, together with the recently announced increase in volume flowing through our Madisonville pipeline system, we believe we will enter 2008 in a much stronger position."

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect," "plan," "believe," "anticipate," "project," "estimate," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts.

Contacts:
At Gateway Energy
Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com

At Cameron Associates
John C. McNamara
212-554-5485
john@cameronassoc.com